                                                                     Exhibit 8.1


                                 (Letterhead of
                          WACHTELL LIPTON ROSEN & KATZ
                              51 West 52nd Street
                           New York, New York  10019)


                                                   October 7, 1994



Transamerica Corporation
600 Montgomery Street
San Francisco, California  94111

Dear Sirs:

                 We have acted as your counsel in connection with the registration by Transamerica Delaware, L.P. of Monthly Income Preferred Securities and hereby confirm to you our opinion as set forth in the section entitled "United States Taxation" of the form of preliminary Prospectus Supplement forming part of the Registration Statement referred to below.

                 We hereby consent to the filing of this opinion with the Securities and Exchange Commission (the "Commission") as an exhibit to the Registration Statement on Form S-3, as amended, filed by Transamerica Corporation and Transamerica Delaware, L.P. with the Commission on the date hereof (File No. 33-55047/33-55047-01), and to the use of our name under the headings "Legal Matters" and "United States Taxation" in the form of preliminary Prospectus Supplement and under the heading "Legal Opinions" in the preliminary Prospectus, each forming a part of such Registration Statement.
In giving the foregoing consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.



                                              Very truly yours,


                                             /s/ WACHTELL, LIPTON, ROSEN & KATZ